Exhibit 3.1

EXECUTION VERSION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DT MIDSTREAM, INC.

DT Midstream, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is DT Midstream, Inc. The Corporation’s original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on January 13, 2021 and was further amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 4, 2021 (as in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”).

2. This Amended and Restated Certificate of Incorporation (as further amended from time to time in accordance with the provisions hereof and including, without limitation, the terms of any certificate of designation with respect to any series of Preferred Stock (as defined below), this “Certificate of Incorporation”) was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”) and shall be effective as of 12:01 a.m. Eastern Time on July 1, 2021.

3. The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

SECTION 1.01.    Name. The name of the Corporation is DT Midstream, Inc.

ARTICLE II

REGISTERED OFFICE

SECTION 2.01.    Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

SECTION 3.01.    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

SECTION 4.01.    Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 600,000,000 shares, consisting of 550,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

SECTION 4.02.    Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (the “Voting Stock”), irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of SECTION 4.04 of this Certificate of Incorporation.

SECTION 4.03.    Common Stock.

(a)    The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b)    Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation legally available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d)    The holders of shares of Common Stock shall not be entitled to any preemptive rights or preferential rights to subscribe for shares of the capital stock of the Corporation.

SECTION 4.04.    Preferred Stock.

(a)    The Board is expressly authorized to issue from time to time shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b)    The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.01.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authorities expressly conferred upon it by this Certificate of Incorporation or the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”), the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by this Certificate of Incorporation or by the Bylaws required to be exercised or done by the stockholders.

SECTION 5.02.    Number of Directors; Election; Term.

(a)    The number of directors that shall constitute the entire Board shall be fixed, from time to time, exclusively by the Board, subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

(b)    Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors:

(1)    From the effective date of this ARTICLE V until the election of directors at the 2024 annual meeting of stockholders, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term initially expiring at the 2022 annual meeting of stockholders, the directors in Class II having a term initially expiring at the 2023 annual meeting of stockholders and the directors in Class III having a term expiring at the 2024 annual meeting of stockholders, and in each case until his or her respective successor shall have been duly elected and qualified. The initial assignment of directors to each such class shall be made by the Board.

(2)    Each director elected at the 2022 or 2023 annual meeting of stockholders shall belong to the same class of the director whose term shall have then expired and who is being succeeded by such director. Each Class I director elected at the 2022 annual meeting of stockholders and each Class II director elected at the 2023 annual meeting of stockholders shall hold office until the 2024 annual meeting of stockholders and in each case until his or her respective successor shall have been duly elected and qualified.

(3)    At all times prior to the 2024 annual meeting of stockholders or such other time as the Board is no longer classified under Section 141(d) of the DGCL (or any successor provision thereto), any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board as to make all classes as nearly equal in number as possible.

(4)    Commencing with the 2024 annual meeting of stockholders or such other time as the Board is no longer classified under Section 141(d) of the DGCL (or any successor provision thereto), each director shall be elected annually and shall hold office until the next succeeding annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified.

(c)    Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

(d)    Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(e)    Notwithstanding any of the other provisions of this ARTICLE V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this ARTICLE V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this ARTICLE V, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

SECTION 5.03.    Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, any removal of a director by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the Voting Stock. A director of the Corporation may be removed from office at any time by the stockholders (i) at all times prior to the 2024 annual meeting of stockholders or such other time as the Board is no longer classified under Section 141(d) of the DGCL (or any successor provision thereto), only for cause and (ii) commencing with the 2024 annual meeting of stockholders or such other time, with or without cause.

SECTION 5.04.    Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board, and not by the stockholders. Prior to the 2024 annual meeting of stockholders, a person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified. Following the 2024 annual meeting of stockholders, a person so elected by the Board to fill a vacancy or a newly created directorship shall hold office until the first annual meeting of stockholders next succeeding his or her election and until such person’s successor shall be duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VI

AMENDMENT OF BYLAWS

SECTION 6.01.    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation only pursuant to ARTICLE VI of the Bylaws (as such Article may be renumbered as a result of any amendment, alteration, repeal or adoption of any other Article of the Bylaws).

ARTICLE VII

STOCKHOLDERS

SECTION 7.01.    No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

SECTION 7.02.    Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

SECTION 7.03.    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

SECTION 8.01.    Limitation of Personal Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

SECTION 8.02.    Indemnification and Advancement of Expenses.

(a)    Each person who was or is made a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person or a person of whom such person is the legal representative is or was, at any time during which this provision is in effect (whether or not such person continues to serve in such capacity at the time any indemnification pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation (or any of its direct or indirect wholly owned subsidiaries) or is or was at any such time a director or officer of the Corporation (or any of its direct or indirect wholly owned subsidiaries) serving at the request of the Corporation as a director, officer, trustee, employee, partner, member or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (or any of its direct or indirect wholly owned subsidiaries) (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee, partner, member or agent or in any other capacity while serving as a director, officer, trustee, employee, partner, member or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized or permitted by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person in connection therewith, and such indemnification shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee, partner, member or agent and shall inure to the benefit of such Covered Person’s heirs, executors and personal and legal representatives. A director’s or officer’s right to indemnification conferred by this SECTION 8.02(a) shall include the right to be paid, upon request, by the Corporation the expenses incurred in defending or otherwise participating in any Proceeding in advance of its final disposition, provided that such request includes a written undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under this ARTICLE VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s or officer’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer (or such director’s or officer’s heirs, executors or personal or legal representatives), or advance expenses of any director or officer (or such director’s or officer’s heirs, executors or personal or legal representatives), in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

(b)    If a claim for indemnification under SECTION 8.02(a) of this Certificate of Incorporation is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation or if a request for advancement of expenses under SECTION 8.02(a) of this Certificate of Incorporation is not paid in full by the Corporation within 20 days after a statement and the required undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that, under the DGCL, the claimant has not met the standard of conduct that makes it permissible for the Corporation to indemnity the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board, independent counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 8.03.    Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in SECTION 8.02 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any Covered Person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 8.04.    Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE VIII or otherwise.

SECTION 8.05.    Persons Other Than Directors and Officers. This ARTICLE VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of SECTION 8.02 of this Certificate of Incorporation or to advance expenses to persons other than directors and officers of the Corporation.

SECTION 8.06.    Effect of Modifications. Any amendment, repeal or modification of any provision contained in this ARTICLE VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.    Forum for Certain Actions. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any of its directors, officers or other employees or stockholders arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of Delaware law (as may be amended from time to time), this Certificate of Incorporation or the Bylaws, (iv) any action or proceeding asserting a claim against the Corporation or any of its directors, officers or other employees or stockholders governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (or any successor provision thereto) or (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (each, a “Covered Proceeding”); provided that, if and only if the Court of Chancery of the State of Delaware does not have jurisdiction, the action or proceeding may be brought in any other state or federal court located within the State of Delaware. If any action the subject matter of which is a Covered Proceeding is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any person or entity, such person or entity shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts within the State of Delaware in connection with any action brought in any such court to enforce the immediately preceding sentence (an “Enforcement Action”) and (b) by having service of process made upon such person or entity in any such Enforcement Action by service upon such person’s or entity’s counsel in the Foreign Action as agent for such person or entity. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this SECTION 9.01 and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding. This SECTION 9.01 shall not apply to any claims brought to enforce any liability or duty created by the Securities Act of 1933 or the Securities Exchange Act of 1934.

SECTION 9.02.    Amendments. The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this SECTION 9.02. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the Voting Stock shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation.

SECTION 9.03.    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance, person or entity for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 25th day of June, 2021.

DT MIDSTREAM, INC.

By:	/s/ Wendy Ellis
Name:	Wendy Ellis
Title:	General Counsel & Corporate Secretary

[Signature Page to Amended and Restated Certificate of Incorporation]